Exhibit 99.1

PRESS ANNOUCEMENT

Investor Contact:	Press Contact:
Tom Barth	Claire Rowberry
Progress Software	LEWIS PR
+1 781 280 4135	+1 617 226 8841
tom.barth@progress.com	progresssoftware@lewispr.com

Progress Software Chief Financial Officer Announces Plans to Retire

Announces Divestiture of ObjectStore and Completion of Majority of Planned Divestitures

Bedford, MA – December 13, 2012 - Progress Software Corporation (NASDAQ: PRGS), a global software company that simplifies and enables the development and deployment of business applications, today announced that Melissa H. Cruz, the company’s Senior Vice President, Finance and Administration and Chief Financial Officer, has informed the company that she has decided to retire in 2013 for personal reasons. Ms. Cruz will continue in her current role until her successor is named and will remain available to the company as long as necessary in order to ensure a smooth transition.

The Company is initiating a search process.

Additionally, Progress Software announced that it has completed the divestiture of its Sonic, Savvion, Actional and DataXtend product lines to Aurea Software, Inc., a newly formed operating subsidiary of ESW Capital, the investment arm of Trilogy Enterprises. As part of the same closing, Progress Software divested its ObjectStore product line to a separate operating subsidiary of ESW Capital. With the completion of these divestitures, the only remaining product line to be divested is Orbix (consisting of Orbix, Artix and Orbacus).

Quotes:
Phil Pead, President and CEO, Progress Software

“I want to thank Melissa for her outstanding contributions to Progress Software during her time here, particularly in helping the company execute on the key elements of our strategic plan and fiscal 2013 planning. As our CFO, she strengthened our Finance and Accounting group’s capabilities and has been instrumental in the company’s restructuring of its operations and resulting changes in financial reporting. Melissa’s early notification of her retirement plans will enable us to implement an orderly and efficient transition of her responsibilities to her successor.”

Melissa Cruz, Senior Vice President, Finance & Administration and Chief Financial Officer, Progress Software

“My decision to retire was a difficult one but I am grateful for the opportunities Phil and the Board of Directors have given me during my time here. I feel fortunate to have been a part of the company’s ongoing transition as it successfully executes on its strategic plan. My decision to retire was precipitated by some personal health issues that I experienced recently. I am confident in the Company’s business strategy, Phil’s leadership and the Company’s prospects for growth and value creation.”

About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) simplifies the development, deployment and management of business applications on-premise or on any Cloud, on any platform and on any device with minimal IT complexity and low total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.
Follow Progress Software on Twitter: @ProgressSW